Exhibit 99.1

October 30, 2018
Trupanion Provides Public Statement on Business Practices
In our ongoing efforts to be transparent, we are providing an update on the status of our business.  Specifically, there has been misinformation in the marketplace about our business practices and the nature of our interactions with regulators.  As a result of the misinformation, we felt a clarification was warranted for the benefit of all shareholders.
Fundamentally, our business is built around relationships with veterinarians and helping them provide the highest quality care for pets. The primary way in which we do this is through our national salesforce of Territory Partners.  Our Territory Partners build trust with veterinarians and educate them on the benefits of medical insurance for pets broadly, and Trupanion specifically. To reiterate, we do not believe veterinarians or Trupanion Territory Partners need to be licensed, as they are not being asked to sell or solicit Trupanion insurance policies.
We’ve owned our own insurance entity, American Pet Insurance Company, in the U.S. for over 10 years, and have been communicating with insurance regulators regarding our business practices throughout that time. We believe they understand our business well, including how we interact with veterinarians. Recently, we received some additional inquiries that we believe were driven by capital market participants or competitors. We have had discussions with regulators on these topics, and, as of today, we have no reason to believe that any state regulator believes that our business model violates the letter, or spirit, of insurance regulations with respect to these issues.  Furthermore, we have no expectation that we will need to change our business practices.
For example, in June, the state of Washington asked for more details about our points rewards and qualified leads programs. Trupanion provided detailed responses to these questions. Our responses reflected our view that we are 100% compliant on these issues. We have no reason to believe that their opinion differs from ours, or that any changes to our business practices will be required.
To summarize our business practices with respect to veterinarians:

◦	Veterinarians are not asked to sell or solicit insurance.

◦	Trupanion does not pay any compensation to veterinarians or their staff based on the sale of insurance, including activating a certificate.

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Territory Partners do not sell or solicit Trupanion direct to consumers unless they have elected to obtain a license.  Their role is instead to communicate and to build relationships with veterinarians.

◦	Territory Partners and veterinarians do not enroll policyholders. Trupanion sells insurance to pet owners online and through its telephonic service center via licensed representatives.

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Territory Partners are compensated through a combination of referral fees for new pet enrollment and residuals tied to pet retention within their territory.  Their fee compensation is the same flat amount without regard to how the customer enrolled.

To restate what we have said previously, which remains true today:
We are not aware of any regulatory matters that we think will have a material impact on our current or future business. We can and do, receive inquiries from state regulators in due course. No state has reached any conclusions or findings that impact our current operations. If we ever were subject to an investigation that was likely to materially affect our business, we would report it in our capital markets filings (as we did in 2014). We believe that recent regulatory inquiries (in 2018) relate to complaints filed by short sellers. It is the regulators’ job to follow up on these questions and they do so diligently. We caution against undue emphasis on the term “investigation” in this context. Typically, we receive a letter asking for us to respond in writing or by phone to a series of questions. We view these dialogues as routine.